EXHIBIT 4.11

CERTIFICATE OF TRUST OF ARGO GROUP STATUTORY TRUST

THIS Certificate of Trust of Argo Group Statutory Trust (the “Trust”) is being duly executed and filed by Wilmington Trust Company, a Delaware banking corporation, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Argo Group Statutory Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee

By:	/s/ JOSHUA C. JONES
Name:	Joshua C. Jones
Title:	Financial Services Officer